Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on March 27, 2019) pertaining to the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan of Trinity Industries, Inc. of our reports dated February 21, 2019, with respect to the consolidated financial statements of Trinity Industries, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Trinity Industries, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
March 27, 2019